Exhibit 3(i)

                                                 FEDERAL INDENTIFICATION
Examiner                                         NO.    04-1052250

                      The Commonwealth of Massachusetts
                           William Francis Galvin
                        Secretary of the Commonwealth
           One Ashburton Place, Boston, Massachusetts  02108-1512

                      CERTIFICATE OF VOTE OF DIRECTORS
                   ESTABLISHING A CLASS OR SERIES OF STOCK
                  (General Laws, Chapter 156B, Section 26)

We,    Charles J. Housman,    *President/Vice President(crossed out),
      ---------------------

and     Malcolm D. Finks,     *Clerk/Assistant Clerk(crossed out),
       -------------------

of                       Armatron International, Inc.
                        ------------------------------
                         (Exact name of corporation)

located at:            2 Main Street, Melrose, MA 02176
                      ----------------------------------
              (Street Address of corporation in Massachusetts)

do hereby certify that by unanimous written consent of the directors of the corporation dated April 16, 1999, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

That pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Articles of Organization of the Corporation, the Board of Directors of the Corporation deems it advisable to amend the Restated Articles of Organization of the Corporation, so as to designate 6,667 shares of Preferred Stock, $100.00 par value per share, of the Corporation as Series A Preferred Stock (the "Series A Preferred Stock"), such Series A Preferred Stock to have the rights preferences, powers, qualification and restrictions substantially as set forth in the Certificate of Vote of Directors establishing the Series A Preferred Stock attached hereto as Exhibit A, with such changes thereto as the President of the Corporation shall authorize and approve.

That, the appropriate officers of the Corporation be, and they hereby are, authorized and directed to execute and file with the Secretary of State of the Commonwealth of Massachusetts the Certificate of Vote of Directors establishing the Series A Preferred Stock.


*      Delete the inapplicable words.
Note: Votes for which the space provided above is not sufficient should be provided on one side of separate 8 1/2 x 11 sheets of white paper, numbered 2A, 2B, etc. with a left margin of at least 1 inch.


SIGNED UNDER THE PENALTIES OF PERJURY, this   16th   day of   April, 1999.
                                             ------          -------------

/s/ Charles J. Housman,     *President/Vice President(crossed out)
-----------------------
    Charles J. Housman

/s/ Malcolm D. Finks,       *Clerk/Assistant Clerk(crossed out)
-----------------------
    Malcolm D. Finks

*     Delete the inapplicable words.


                      THE COMMONWEALTH OF MASSACHUSETTS

                      CERTIFICATE OF VOTE OF DIRECTORS
                  ESTABLISHING A SERIES OF A CLASS OF STOCK
                  (General Laws, Chapter 156B, Section 26)

                        =============================

I hereby approve the within Certificate of Vote of Directors and, the filing fee in the amount of $______________ having been paid, said certificate is deemed to have been filed with me this _________ day of ___________, 19__.

                  Effective date:__________________________

                           WILLIAM FRANCIS GALVIN
                        Secretary of the Commonwealth


                       TO BE FILLED IN BY CORPORATION
                    Photocopy of document to be sent to:

                              Malcolm D. Finks
                         Bass Doherty & Finks, P.C.
                           40 Soldiers Field Place
                           Boston, MA  02135-1104
                          Telephone: (617) 787-5551


                                  Exhibit A

1.  Number, Designation and Rank.
    -----------------------------

      (a) This series shall consist of 6,667 preferred shares in the Corporation and shall be designated the Series A Preferred Stock ("Series A Preferred Stock").

      (b) The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation rank prior to all classes or series of equity securities of the Corporation, including the Common Stock.

2.  Definitions.
    ------------

      For purposes of this Certificate of Vote of Directors, "Junior Shares" shall mean all Common Stock and any other shares of capital stock of the Corporation other than the Series A Preferred Stock.

3.  Dividends Rights of Preferred.
    ------------------------------

      The holders of the Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor, dividends per share in cash at the rate of 10% per annum multiplied by $2,000,100 (as adjusted for any stock dividends, stock splits, recapitalizations, consolidations or the like), payable in preference and priority to any payment of any dividend on Junior Shares. The right to such dividends shall be cumulative and shall accrue and compound on a daily basis, regardless of whether the Board of Directors has declared a dividend payment or whether there are any profits, surplus or other funds of the Corporation available for dividends, beginning on the date this Certificate of Vote is executed (the "Original Issuance Date"). Dividends shall be payable quarterly on the last day of each March, June, September and December. All cash payments of dividends with respect to the Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. If at any time the Corporation pays less than the total amount of accumulated and unpaid dividends with respect to the Series A Preferred Stock because there exists no funds at the time legally available therefor, such payment shall be distributed ratably among the holders of the Series A Preferred Stock based upon the number of shares of Series A Preferred Stock held by each such holder and any accumulated and unpaid dividends shall be payable at the end of the next succeeding quarter in which such funds are legally available, on the basis set forth above, after the dividends to be paid in that quarter have been paid. No dividends shall be paid on any Junior Shares unless (i) the stated dividend provided for in the first sentence of this Paragraph 3 shall theretofore have been declared and paid in full on all shares of Series A Preferred Stock then outstanding, and (ii) a dividend equal to the dividend declared on such Junior Shares is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to the aggregate amount of such dividends for all Junior Shares into which each such share of Series A Preferred Stock could then be converted.

      In the event that any dividend declared pursuant to the preceding paragraph on any shares of the Series A Preferred Stock shall remain unpaid at the time of any conversion of such Series A Preferred Stock pursuant to Paragraph 5 hereof, then, notwithstanding such conversion, such dividends shall be paid by the Corporation, in cash, in full, as promptly as possible after the effectiveness of such conversion, whenever funds are legally available therefor.

4.  Liquidation Preference.
    ------------------------

      (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Shares by reason of their ownership thereof, the amount per share of (i) $300, plus (ii) all accumulated and unpaid dividends on the Series A Preferred Stock to the date of payment of such liquidation amount (both as adjusted for any stock dividends, stock splits, recapitalizations, consolidations or the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock based upon the number of shares of Series A Preferred Stock held by each such holder. After payment has been made to the holders of the Series A Preferred Stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets and funds of the Corporation shall be distributed in like amounts per share on an as converted basis among the holders of the Junior Shares.

      (b) For purposes of this Paragraph 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, if the stockholders of this Corporation hold less than 50% of the outstanding voting equity securities of such acquiring entity or its subsidiary.

      (c) In the event the Corporation shall propose to take any action of the types described in subparagraphs (a) or (b) of this Paragraph 4, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, whichever is earlier, give each holder of shares of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

      (d) The Corporation shall not consummate any proposed action of the types described in subparagraphs (a) or (b) of this Paragraph 4 before the expiration of thirty (30) days after the mailing of the initial notice or twenty (20) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 20-day period may be shortened upon the written consent of the holders of sixty-six and two-thirds (66 2/3) of the outstanding shares of Series A Preferred Stock.

      (e) In the event the Corporation shall propose to take any action of the types described in subparagraphs (a) or (b) of this Paragraph 4 that will involve the distribution of assets other than cash, the Board of Directors shall make a good faith appraisal of the value of the assets to be distributed to the holders of shares of Series A Preferred Stock. The Corporation shall give prompt written notice to each holder of shares of Series A Preferred Stock of such valuation. All notices pursuant to this Paragraph 4 shall be deemed given upon personal delivery or upon deposit in a United States Post Office by registered or certified mail.

5.  Conversion.
    -----------

      The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a)   Right to Convert and Automatic Conversion.
            ------------------------------------------

            (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as hereinafter defined) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate." The initial Conversion Rate shall each be 1,000, and such Conversion Rate shall be subject to the adjustments described below. The amount obtained by dividing $300 by the Conversion Rate shall be called the "Conversion Price."

            (ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate in the event of (a) the conversion of 75% of all outstanding shares of Series A Preferred Stock into Common Stock, effective upon such conversion, or (b) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (other than a registration statement with respect to employee stock option or purchase plans). In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (iii) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Any shares of Series A Preferred Stock surrendered by a stockholder for conversion which would otherwise result (after aggregation of all shares surrendered by such stockholder for conversion) in a fractional share of Common Stock shall be redeemed for an amount per share payable in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, payable as promptly as possible whenever funds are legally available therefor.

      (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to his nominee or nominees (i) a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, plus (ii) all accumulated and unpaid dividends on the converted Series A Preferred Stock to the date of such conversion. Except as set forth in subparagraph 5(a)(ii) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      (c) Adjustment for Combinations or Consolidations; Reorganizations, Reclassification, Exchange and Substitution.

            (i) In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Preferred Stock, then and in each such event the Conversion Rate shall be increased or decreased proportionately.

            (ii) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization (unless such reorganization is deemed a liquidation under subparagraph 4(b) hereof), reclassification or otherwise (other than a subdivision or combination of shares provided for above), then the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

      (d) Adjustment for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock or any series of Preferred Stock entitled to receive a dividend or other distribution to be made only to such holders of Common Stock or any series of Preferred Stock or any combination of Common Stock or series of Preferred Stock, but not to all series of Preferred Stock on a pro rata basis, payable in additional shares of Common Stock, or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock, directly or indirectly (hereinafter referred to as "Common Stock Equivalents"), without payment of any consideration by such holder for such Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate by a fraction,

            (i) the numerator of which shall be the sum of (x) the total number of shares of Common Stock issued and outstanding (before conversion of any then outstanding shares of Preferred Stock and excluding Common Stock issuable upon exchange or conversion or exercise of outstanding Common Stock Equivalents) immediately prior to the time of such issuance or the close of business on such record date plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

            (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding (before conversion of any then outstanding shares of Preferred Stock and excluding Common Stock issuable upon exchange or conversion or exercise of outstanding Common Stock Equivalents) immediately prior to the time of such issuance or the close of business on such record date;

      provided, however, that (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Rate shall be adjusted pursuant to this Paragraph 5(d) as of the time of actual payment of such dividends or distributions; (B) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Rate computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; (C) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; and (D) in the case of Common Stock Equivalents which expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustment in the Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustments shall be made in the manner provided in clause (C) above.

      (e) Adjustment of Conversion Rates for Diluting Issues. The Conversion Rate shall be subject to the following adjustment, in addition to those set forth above. Except as otherwise provided in this subparagraph
(e), in the event the Corporation sells or issues any Common Stock or Common Stock Equivalents at a per share consideration (as defined below) less than the Conversion Price, then the Conversion Rate and Conversion Price then in effect shall be adjusted as provided in subparagraphs (i), (ii) and (iii) hereof. For the purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs, less the amount of any dividend or other distribution on the Common Stock (other than in cash out of its retained earnings, or to repurchase shares of Common Stock from employees or consultants upon termination of employment or consultant relationship) made since the most recent adjustment of the Conversion Rate. With respect to the sale or issuance of Common Stock Equivalents which are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents into the total aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum aggregate amount of additional consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the fair market value of such consideration shall be determined by the Board of Directors of the Corporation.

      As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the Original Issue Date or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents issued subsequent to the Original Issue Date.

      The Conversion Price and Conversion Rate shall be determined and adjusted once only with respect to any single offering of the Corporation's securities for financing purposes, provided that all closings with respect to any such offering occur within a period of no more than 120 days and, provided further, that an appropriate adjustment shall be made for the benefit of any holder of Series A Preferred Stock who converts the Series A Preferred Stock into Common Stock during such 120 day period.

            (i) Upon each issuance of Additional Shares of Common Stock for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate in effect on the date of the issuance of Additional Shares of Common Stock will be adjusted by multiplying it by a fraction the numerator of which is the Conversion Price as then in effect and the denominator of which is the per share consideration received by the Corporation for such Additional Shares of Common Stock.

            (ii) Upon each issuance of Common Stock Equivalents exchangeable without further consideration into Common Stock for a per share consideration less than a Conversion Price in effect on the date of such issuance, the Conversion Rate in effect on such date will be adjusted as in subparagraph (i) above on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

            (iii) Upon each issuance of Common Stock Equivalents other than those described in subparagraph (ii) above, for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate in effect on such date will be adjusted as in subparagraph (i) above on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and the minimum amount receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares.

            (iv) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this subparagraph 5(e), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock or the termination of any rights to convert or exchange for Additional Shares of Common Stock on account of which an adjustment in the Conversion Rate has been made previously pursuant to this subparagraph 5(e), such Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been obtained had the adjustment made upon the issuance of such options, warrants, rights, or convertible or exchangeable securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities.

            (v) The foregoing notwithstanding, no adjustment of the Conversion Rate or Conversion Price shall be made as a result of the issuance of:

            -- any shares of Common Stock (or any options, warrants or rights to purchase such shares of Common Stock) issued or issuable to employees, officers, directors or consultants of the Corporation with the approval of the Board of Directors of the Corporation pursuant to any stock option plan, stock incentive or purchase plan or agreement approved by the Board of Directors of the Corporation;

            --    any shares of Common Stock pursuant to which any Conversion
            Rate or Conversion Price is adjusted under subparagraphs (c) or
            (d) of this Paragraph 5;

            --    any shares of Common Stock issued pursuant to the exchange, conversion, or exercise of any Common Stock Equivalents according to their terms which have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued; or

            --    any shares of Common Stock issued upon conversion of the
            Series A Preferred Stock.

      (f) No Adjustment. No adjustment in the Conversion Rate or Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

      (g) No Impairment. The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

      (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Paragraph 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

      (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of (i) determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, (ii) effecting any reclassification or recapitalization of its shares of Common Stock outstanding involving a change in the shares of Common Stock, or (iii) merging or consolidating with or into any other corporation, or selling, leasing or conveying all or substantially all its property or business, or liquidating, dissolving or winding up, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right, reclassification, recapitalization, consolidation, sale, lease, conveyance, liquidation, dissolution or winding up, and the amount and character of such dividend, distribution, right, reclassification, recapitalization, consolidation, sale, lease, conveyance, liquidation, dissolution or winding up. Failure to give such notice shall not in any way affect the legality of such transaction.

      (j) Reservation of Stock Issuance Upon Conversion. The Corporation shall at all times reserve and keep available, free from preemptive rights, 3,393,500 shares out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock. The Corporation shall, prior to the date of conversion of the Series A Preferred Stock as set forth in this Paragraph 5, take such corporate action as may be necessary to increase its number of authorized but unissued shares of Common Stock to such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

      (k) Notices. Any notice required by the provisions of this Paragraph 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, first class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      (l) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      (m) Validity of Shares. The Corporation agrees that it will from time to time take all such actions as may be requisite to assure that all shares of Common Stock which may be issued upon conversion of any of the Series A Preferred Stock will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof; and, without limiting the generality of the foregoing, the Corporation agrees that it will from time to time take all such action as may be requisite to assure that the par value per share, if any, of the Common Stock is at all times equal to or less than the then current par value of the Series A Preferred Stock divided by the number of shares of Common Stock into which each share of the Series A Preferred Stock can, from time to time, be converted.

      (n) Taxes. The Corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock.

      (o) Good Faith. If any event occurs as to which in the reasonable opinion of the Board of Directors of the Corporation, in good faith, the other provisions of this Paragraph 5 are not strictly applicable but the lack of any adjustment in the Conversion Price would not, in the opinion of the Board of Directors of the Corporation, fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the basic intent and principles of such provisions, then the Board of Directors shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Corporation) of recognized national standing, which shall give their opinion upon the adjustment, if any, to the Conversion Price, on a basis consistent with the basic intent and principles of this Paragraph 5, necessary to preserve, without dilution, the exercise rights of all the registered holders of the Series A Preferred Stock. Upon receipt of such opinion, the Board of Directors shall forthwith make the adjustments described therein.

6. Voting Rights. Except as otherwise required by law or the Corporation's Articles of Organization, each share of Series A Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted on the record date for the vote or consent of stockholders were sufficient shares of Common Stock available for conversion and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. The holders of the Series A Preferred Stock shall vote with holders of the Common Stock upon any other matters submitted to a vote of stockholders, except those matters required by law or the Corporation's Articles of Organization, to be submitted to a class vote.

7.  Covenants.
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      (a)  In addition to any other rights provided by law, so long as shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of 66 2/3 of such outstanding shares of Series A Preferred Stock, amend or repeal any provision of, or add any provision to, the Corporation's Articles of Organization, or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

      Further, so long as any Series A Preferred Stock shall be outstanding, the Corporation shall not without first obtaining the affirmative vote or written consent of the holders of 66 2/3 of such outstanding shares of Series A Preferred Stock, voting as a single class:

            (i) Increase or decrease the number of shares of Series A Preferred Stock authorized hereby;

            (ii) Authorize or issue shares of any class or series of stock having any rights, preferences or privileges superior to or on a parity with the Series A Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any rights, preferences or privileges superior to or on a parity with the Series A Preferred Stock;

            (iii) Reclassify any outstanding shares into shares having any rights, preferences or privileges superior to or on a parity with the Series A Preferred Stock;

            (iv) Pay or declare any dividends on any Junior Stock, except for dividends payable on the Common Stock solely in the form of additional shares of Common Stock;

            (v) Repurchase, acquire or retire any shares of Preferred Stock or Junior Shares, except in a consolidation or merger pursuant to subsection (vi) below or from employees, directors or consultants of this Corporation upon termination pursuant to terms of agreements entered into with such persons approved by the Board of Directors of the Corporation and providing for repurchase of such shares at cost; or

            (vi) Undertake or effect any liquidation of the Corporation or any consolidation or merger of the Corporation with or into another corporation or the sale, transfer or conveyance of all or substantially all of the assets of the Corporation to another person or persons in any transaction or series of transactions, if the stockholders of this Corporation hold less than 50% of the outstanding voting equity securities of the successor or surviving corporation in such merger, consolidation, sale or conveyance of assets.

      (b) The obligations set forth in this Paragraph 7 may be amended or waived only by holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock.